Exhibit 3.6

94 028 5048	State of North Carolina Department of the Secretary	0-0340370 FILED 9:00AM EFFECTIVE MAR 09 1994 RUFUS L EDMISTEN SECRETARY OF STATE NORTH CAROLINA

ARTICLES OF INCORPORATION

OF

CT CELLULAR, INC.

*********

Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned hereby submits these Articles of Incorporation for the purpose of forming a business corporation.

1. The name of the Corporation is CT CELLULAR, INC.

2. The number of shares the Corporation is authorized to issue is 10,000. These shares shall be all of one class, designated as common stock.

3. The street address and county of the initial registered office of the Corporation is 68 Cabarrus Avenue, East, Concord, /North Carolina 28025.

4. The mailing address of the initial registered office is P. O. Box 227, Concord, North Carolina 28026-0227.

5. The name of the initial registered agent is Michael R. Coltrane.

6. The purpose for which this Corporation is formed is to own and operate any type of telecommunications business and to participate in any other type of business endeavor.

7. The name and address of the Incorporator is as follows:

Michael R. Coltrane

Post Office Box 227

Concord, North Carolina 28026-0227.

8. These articles will be effective upon filing.

This the 21st day of January, 1994.

/s/ Michael R. Coltrane
(Michael R. Coltrane)
INCORPORATOR